Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $1.35 PER UNIT, UP 7%

Third Quarter DCF 22 Percent Higher Than Q3 2012

HOUSTON, Oct. 16, 2013 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.35 ($5.40 annualized) payable on Nov. 14, 2013, to unitholders of record as of Oct. 31, 2013. This represents a 7 percent increase over the third quarter 2012 cash distribution per unit of $1.26 ($5.04 annualized) and is up from $1.32 per unit ($5.28 annualized) for the second quarter of 2013. KMP has increased the distribution 49 times since current management took over in February 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong third quarter as our stable and diversified assets continued to grow and produce incremental cash flow. Our five business segments produced $1.402 billion in segment earnings before DD&A and certain items, up 23 percent from the third quarter of 2012. Growth was spearheaded by the drop downs from Kinder Morgan, Inc. associated with its acquisition of El Paso Corporation last year, contributions from the midstream assets we acquired May 1, 2013, in the Copano Energy transaction, increased oil production in our CO2 segment, and good results at our Products Pipelines and Terminals businesses. We continue to see robust growth opportunities across all of our business segments and currently have identified approximately $13.3 billion in expansion and joint venture investments at KMP that we are confident will come to fruition.”
KMP reported third quarter distributable cash flow before certain items of $554 million, up 22 percent from $455 million for the comparable period in 2012. Distributable cash flow per unit before certain items was $1.27 compared to $1.28 for the third quarter last year. Third quarter net income before certain items was $664 million compared to $574 million for the same period in 2012. Including certain items, net income was $697 million compared to $408 million for the third quarter last year. Certain items for the third quarter totaled a net gain of approximately $33 million versus a net loss of $166 million for the same period last year.

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Certain items principally reflected a gain on the sale of an offshore Tennessee Gas Pipeline (TGP) system.
For the first nine months of the year, KMP reported distributable cash flow before certain items of $1.609 billion, up 25 percent from $1.283 billion for the comparable period in 2012. Distributable cash flow per unit before certain items was $3.94 compared to $3.72 for the same period last year. Net income before certain items was $1.946 billion compared to $1.575 billion for the first three quarters of 2012. Including certain items, net income was $2.499 billion compared to $0.754 billion for the same period last year. Certain items for the first nine months of the year totaled a net gain of approximately $553 million (primarily reflecting a gain in the second quarter related to re-measurement of KMP’s original 50 percent interest in the Eagle Ford joint venture to fair market value) versus a net loss of $821 million for the same period last year.
Overview of Business Segments
The Natural Gas Pipelines business produced third quarter segment earnings before DD&A and certain items of $608 million, up substantially from $383 million for the same period last year due primarily to the drop downs from KMI associated with the El Paso acquisition and a full quarter of contributions from the Copano transaction. This segment is expected to exceed its published annual budget of 54 percent growth due to the Copano acquisition, which closed May 1 and has now been fully integrated into KMP.
“We continue to be pleased with the assets that we acquired from both Copano and El Paso, which drove this segment’s third quarter earnings growth,” Kinder said. “Strong results at our South Texas midstream assets, which include Eagle Ford Gathering, led the way along with contributions from the midstream assets in North Texas and Oklahoma (the Copano transaction became effective May 1, 2013). TGP and El Paso Natural Gas (EPNG) also contributed to growth compared to the third quarter of 2012. (TGP and 50 percent of EPNG were dropped down in August 2012, with KMP purchasing the remainder of EPNG in March of 2013.) Additionally, our Texas intrastate pipelines produced improved results versus the same period last year reflecting higher volumes from the Eagle Ford Shale.”
While third quarter earnings in this segment reflect the impact of the November 2012

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divestitures of our Rockies assets, that impact was more than offset by the financial results produced by the assets acquired in the El Paso and Copano transactions.
Overall segment transport volumes declined by about 6 percent versus the third quarter of 2012 due in large part to lower natural gas demand for electric power generation. Sales volumes on the Texas intrastates were up 1 percent compared to the same period last year.
“We continue to be very bullish on the future of natural gas because it’s domestic, clean, abundant and very reasonably priced,” Kinder stated. “Our El Paso and Copano transactions have significantly increased our natural gas footprint in the United States, and KMP is well positioned to play a leading role in building and expanding infrastructure required to connect developing natural gas supplies to markets. For instance, we are seeing much higher demand for exports to Mexico and we have a number of expansion projects underway to meet that demand. Kinder Morgan currently transports approximately 1.9 billion cubic feet of natural gas per day to Mexico.”
The CO2 business produced third quarter segment earnings before DD&A and certain items of $349 million, up 5 percent from $332 million for the same period in 2012, and currently is expected to be slightly above its published annual budget of 5 percent growth.
“Growth in this segment compared to the third quarter of 2012 was led by increased oil and NGL production and higher prices,” Kinder said. “Including the recently acquired Goldsmith Landreth San Andres Unit in West Texas, combined gross oil production volumes averaged 53.9 thousand barrels per day (MBbl/d) for the third quarter, up 3 percent versus the same period last year. (Without Goldsmith, oil production was up about 200 barrels per day (bpd) versus the same period last year.) NGL sales volumes increased by 3 percent and prices were about 5 percent higher than in the third quarter of 2012, but NGL prices remain below budget.”
A significant development in the third quarter was completion of the parallel compression portion of the Doe Canyon CO2 source field expansion ahead of schedule and on budget. Doe Canyon is now producing about 200 million cubic feet per day (MMcf/d) of CO2, substantially higher than the initial projection of 170 MMcf/d.
Oil production at the SACROC Unit was 29.6 MBbl/d in the third quarter, down slightly from 30 MBbl/d for the same period last year, and slightly below plan. Production continued to

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be relatively stable at the Yates Field, which produced 20.3 MBbl/d in the third quarter versus 20.6 MBbl/d for the same period last year, and slightly above plan. Production at the Katz Field was 2.7 MBbl/d in the third quarter, up 50 percent from 1.8 MBbl/d for the same period last year, but slightly below plan. Third quarter production at Goldsmith was 1.3 MBbl/d. The average West Texas Intermediate (WTI) crude oil price for the third quarter was $105.83 compared to the $91.68 per barrel that was assumed when the company developed the 2013 budget.
In this segment, KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel for the third quarter, with all hedges allocated to oil, was $95.82 versus $88.64 for the same period in 2012. The realized weighted average NGL price per barrel for the year, allocating none of the hedges to NGLs, was $46.72 for the third quarter compared to $44.27 for the same period in 2012.
The Products Pipelines business produced third quarter segment earnings before DD&A and certain items of $202 million, up 9 percent from $185 million for the comparable period in 2012, and currently is expected to be slightly below its published annual budget of 12 percent growth. Segment earnings would have been higher except for lower revenues on SFPP’s intrastate pipelines in California, primarily due to the adverse California Fourth District Court of Appeal ruling in the second quarter which denied an income tax allowance on the company’s intrastate pipelines in that state.
“The increase in earnings compared to the third quarter of 2012 was driven by contributions from additional investments in the Kinder Morgan Crude and Condensate (KMCC) pipeline and Double Eagle Pipeline (a joint venture with Magellan), along with higher volumes on the Pacific and Central Florida systems and at the Southeast Terminals,” Kinder said. “Additional highlights in the quarter included placing Parkway Pipeline into service in September and a new agreement with a producer in the Eagle Ford Shale to further expand the KMCC pipeline system (see Other News). Including joint ventures and other projects, KMP’s planned investments related to Eagle Ford Shale crude and condensate opportunities currently total approximately $900 million.”
Total refined products volumes for the third quarter were up 6.6 percent compared to the same period last year, including Plantation. Compared to the third quarter last year, overall

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segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 11.3 percent, reflecting a boost in Plantation volumes due to allocations on a competing pipeline, economic recovery on the West Coast which benefited the Pacific system and a completed unit train project which increased Tampa-sourced ethanol to Orlando. Segment diesel volumes rose 1.7 percent and jet fuel volumes declined by 3.3 percent partly due to reduced military flight activity. NGL volumes increased 3.9 percent compared to the same period last year.
The Products Pipelines segment handled over 10.9 million barrels of biofuels (ethanol and biodiesel) in the third quarter, up 18 percent from the same period a year ago. The increase was driven by the August 2012 acquisition of a biofuel transload terminal in South Carolina and SFPP biodiesel blending projects coming online this year on the West Coast. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced third quarter segment earnings before DD&A and certain items of $199 million, up 7 percent from $184 million for the same period in 2012, and currently expects to be below its published annual budget of 12 percent growth.
“Growth in this segment versus the same period last year was almost all organic and was driven by higher earnings from our Pasadena and Galena Park liquids terminals complex (reflecting increased throughput and new restructured contracts with higher rates), the completion of an expansion at our IMT coal handling facility in Louisiana, and higher petcoke, steel and ores volumes,” Kinder said. “Overall bulk-tonnage was relatively flat due to a decrease in segment coal volumes, as export and domestic volumes were down 5 and 16 percent, respectively. However, it is important to remember that the great bulk of the additional capacity we are building to export coal is supported by long-term minimum tonnage commitments from our customers.”
For the third quarter, Terminals handled 15.9 million barrels of ethanol, up from 15.7 million barrels for the same period last year. Combined, the terminals and products pipelines business segments handled 26.1 million barrels of ethanol, up 6 percent from 24.7 million barrels for the third quarter of 2012. KMP continues to handle approximately 30 percent of the ethanol used in the United States.

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Kinder Morgan Canada produced third quarter segment earnings before DD&A and certain items of $44 million versus the $56 million it reported for the same period in 2012, primarily reflecting the impact of the Express-Platte sale, a weakening Canadian dollar and unfavorable book taxes. Kinder Morgan Canada is expected to come in below its published annual budget of 3 percent growth primarily due to the sale of its one-third interest in the Express-Platte pipeline system. Overall, however, the sale is modestly accretive at KMP.
2013 Outlook
As previously announced, KMP increased its 2013 projections following the Copano Energy acquisition and expects to declare cash distributions of $5.33 per unit, up from its 2013 published annual budget of $5.28 per unit, which represents a 7 percent increase over its 2012 distribution of $4.98 per unit. (KMR also expects to declare distributions of $5.33 per share for 2013, and the distribution to KMR shareholders will be paid in the form of additional KMR shares.)
KMP’s expectations assume an average WTI crude oil price of approximately $91.68 per barrel in 2013, which approximated the forward curve at the time the budget was prepared. The overwhelming majority of cash generated by KMP’s assets is fee based and is not sensitive to commodity prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2013, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or approximately 0.1 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
Other News
Natural Gas Pipelines

•
On Sept. 30, TGP submitted a request to the Federal Energy Regulatory Commission (FERC) to place the Northeast Upgrade Project into service Nov. 1. The approximately $480 million, fully subscribed project will boost capacity on TGP’s system by approximately 636,000 dekatherms and provide additional takeaway capacity from the Marcellus shale area.

•
Following a binding open season, TGP awarded 300,000 dekatherms per day of capacity to a subsidiary of Mitsui & Company for a 20-year, firm service precedent agreement to transport natural gas earmarked for the proposed Cameron LNG liquefaction facility at Hackberry, La., which is slated to begin LNG exports in the second half of 2017. Earlier this year, TGP announced it signed a binding, 20-year firm transportation precedent agreement with anchor shipper Mitsubishi Corporation to ship 600,000 dekatherms per day of natural gas for the

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proposed LNG liquefaction facility. Future shipments by TGP are part of its approximately $140 million Southwest Louisiana Supply Project, which provides transportation to the growing southwest Louisiana market.

•
In Pennsylvania, TGP’s approximately $80 million Marcellus Pooling Point Project is expected to begin service Nov. 1, 2013. The fully subscribed project will provide about 240,000 dekatherms per day of additional firm Marcellus transportation capacity.

•
In September, the FERC issued a certificate of public convenience and necessity for TGP’s $83 million Rose Lake expansion project in northeastern Pennsylvania. The project is scheduled to be in service Nov. 1, 2014, and will provide long-term firm transportation service for two shippers that have fully subscribed 230,000 dekatherms per day of firm capacity.

•
Field survey work began in September for TGP’s proposed and fully subscribed approximately $77 million Connecticut expansion project. The project will provide 72,000 dekatherms per day of additional long-term capacity to two local distribution customers. The project includes approximately 13 miles of new pipeline loops along the TGP system in Connecticut, New York and Massachusetts, and the planned acquisition of an existing pipeline lateral from another operator. Pending regulatory approvals, the expansion is expected to be operational Nov. 1, 2016.

•	On Sept. 1, TGP closed the $32 million sale to Kinetica Partners of an offshore pipeline system in the Gulf of Mexico.

•
KMP continues to invest capital and explore opportunities to transport more natural gas to Mexico. The company will invest approximately $72 million in the proposed Sierrita Pipeline Project, which would include construction of a 60-mile pipeline that would extend from the EPNG pipeline system, near Tucson, Ariz., to the Mexican border at Sasabe, Ariz. The 36-inch Sierrita Pipeline will have approximately 200,000 dekatherms per day of capacity and an affiliate of PEMEX previously executed a 25-year agreement for all of the capacity. KMP owns 35 percent of and will construct and operate the approximately $204 million Sierrita Pipeline.  Subject to regulatory approvals, the pipeline is expected to be in service in September 2014.

•
KMP is investing approximately $114 million for additional compression and pipeline system modifications to expand the Kinder Morgan Texas and Mier-Monterrey pipelines. The project is supported by three customers in Mexico that entered into long-term firm transportation contracts for in excess of 200,000 dekatherms per day of capacity, which will be phased in from 2014 through 2016.

•
Construction began this month for the Willcox Lateral II expansion on EPNG, which will assist an existing customer to meet electric power plant fuel load requirements in Mexico. A Jan. 1, 2014, in-service date is anticipated. The combined capital cost for Willcox I (placed in service in April of this year) and Wilcox II is approximately $37 million.

CO2
In response to the industry’s continuing robust demand for CO2, KMP continues to make progress on constructing expansion projects and pursuing opportunities designed to increase

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production and transportation of CO2 for use in enhanced oil recovery projects in the Permian Basin of West Texas. This could lead to over $2 billion in investments that would increase KMP’s CO2 sales and transport volumes by 800 MMcf/d by 2017, which would bring the company’s total system capacity to more than 2 billion cubic feet per day (Bcf/d) of CO2.

•
In addition to the completed $255 million Doe Canyon Unit source field project referenced above, construction is underway on KMP’s $210 million Yellow Jacket Central Facility expansion at the McElmo Dome CO2 source field in southwest Colorado. The first of four planned expansion projects is expected to be operational by November 2014. These expansions will increase CO2 production from 1.1 Bcf/d to 1.23 Bcf/d and maintain it at that level.

•
Work also continues on the expansion of KMP’s Wink Pipeline System, which transports crude from the company’s West Texas oil fields to Western Refining Company’s facility in El Paso, Texas. The company is in the process of increasing Wink’s capacity from 132,000 bpd to 145,000 bpd to meet expected higher future throughput requirements at Western’s refinery, and will coordinate the final completion of the project with Western’s maintenance schedule.

Products Pipelines

•
KMP completed construction and placed into service the approximately 141-mile, 16-inch Parkway Pipeline in September. Parkway, a 50-50 joint venture between KMP and Valero Energy Corp, transports refined petroleum products from a refinery in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company. The initial capacity of the approximately $260 million pipeline is 110,000 bpd and can be expanded to 200,000 bpd.

•
Kinder Morgan has completed more than 50 percent of the pipeline modifications for its approximately $260 million Cochin Reversal project to move light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan, Alberta. Construction also is underway on the 1 million barrel storage capacity Kankakee tank farm and associated pipeline facilities where Cochin will interconnect with the Explorer Pipeline. The project remains on schedule for a July 2014 in-service date.

•
Double Eagle Pipeline, a joint venture between KMP and Magellan Midstream Partners, began service on the 37-mile eastern leg of its pipeline system moving condensate from Karnes County, Texas, to Magellan’s terminal in Corpus Christi. The pipeline’s 85-mile western leg began transporting condensate from LaSalle County to Magellan’s Corpus Christi, Texas, terminal at the end of August. The initial capacity of the pipeline is 100,000 bpd, but can be expanded to 150,000 bpd.

•
Foundation work for KMP’s petroleum condensate processing facility located near its Galena Park terminal on the Houston Ship Channel is almost complete. Supported by a long-term, fee-based agreement with BP North America for all 100,000 bpd of throughput capacity at the facility, KMP’s approximately $360 million investment includes building two separate units to split condensate into its various components and constructing storage tanks for the almost 2 million barrels of product being split at the facility. The first phase of the splitter is

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scheduled to be commissioned in June of 2014 with the second unit expected to come online early in the second quarter of 2015.

•
KMP is nearing completion on its approximately $101 million Sweeny Lateral pipeline project to transport Eagle Ford crude and condensate from the company’s KMCC pipeline to Phillips 66’s Sweeny Refinery in Brazoria County, Texas. Approximately 90 percent of construction on the 27-mile, 12‑inch diameter pipeline is finished with remaining tie-in work currently underway at the refinery. KMP expects to complete work on two 120,000-barrel storage tanks and seven truck offloading racks at the company’s DeWitt County station in the coming months, as well as finish construction of new pumps and two tanks with approximately 120,000 barrels of crude/condensate capacity at the company’s Wharton County pump station. KMP anticipates the entire system will be operational in the first quarter of 2014.

•
KMP has entered into an agreement with a large Eagle Ford Shale producer to extend the KMCC pipeline farther into the Eagle Ford Shale in South Texas. KMP will invest approximately $74 million to build an 18-mile, 24-inch diameter lateral pipeline northwest from its DeWitt Station to a new facility in Gonzales County, where KMP will construct 300,000 barrels of storage, a pipeline pump station and truck offloading facilities. The lateral will have a capacity of 300,000 bpd and will enable Kinder Morgan to batch Eagle Ford crude and condensate from the new Gonzales Station via KMCC to its delivery points on the Houston Ship Channel and/or the soon to be completed Sweeny Lateral pipeline serving the Phillips 66 Sweeny Refinery in Brazoria County, Texas.

•
Construction has started on receipt tanks for product that will be transported via KMP’s approximately $109 million expansion of its KMCC pipeline. The project, supported by a long-term contract with ConocoPhillips, will extend the 178-mile pipeline 31 miles west from the company’s DeWitt County station to ConocoPhillips’ central delivery facility in Helena, Texas. The receipt tanks and a truck unloading facility are being built at a new KMCC facility adjacent to ConocoPhillips’ delivery facility. The company expects to complete the project in the third quarter of 2014.

Terminals

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Commercial operations began this month on phase one at the 185-acre Battleground Oil Specialty Terminal (BOSTCO) facility on the Houston Ship Channel. Approximately 20 of the 51 storage tanks being built during phase one construction are being placed into service during October and the remaining tanks will come online during the next six months. A two-berth ship dock and 12 barge berths are also scheduled to be in service this month. Phase two construction is also underway and includes building an additional 900,000 barrels of storage capacity. BOSTCO expects phase two to begin service in the fourth quarter of 2014. The almost $500 million BOSTCO terminal is fully subscribed for a total capacity of 7.1 million barrels and is able to handle ultra low sulfur diesel, residual fuels and other black oil terminal services. Discussions are taking place with customers for possible further expansions of BOSTCO.

•	KMP is preparing a 42-acre site along the Houston Ship Channel for construction of a new ship dock to handle ocean going vessels and 1.5 million barrels of liquids storage tanks. The

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approximately $172 million project is supported by a long-term contract with a major ship channel refiner to construct six 185,000-barrel tanks and four 85,000-barrel tanks with connectivity to KMP’s Galena Park terminal and to the refiner’s location. Construction is scheduled to begin in the second quarter of 2014 and the project is expected to be in service in the first quarter of 2016.

•
KMP previously announced the investment of approximately $106 million to purchase 20 acres adjacent to the company’s Pasadena terminal, build nine new storage tanks with a capacity of 1.2 million barrels at its Galena Park terminal supported by long-term agreements, and construct a new barge dock that is expected to help relieve current congestion on the Houston Ship Channel. The new barge dock will provide additional capacity to handle up to 50 barges per month. The tanks are expected to be in service by the end of 2014 and the barge dock is slated for a fourth quarter 2015 completion.

•
KMP’s Deeprock Development joint venture is moving forward to expand its crude terminal in Cushing, Okla., to accommodate more oil from a customer. Tallgrass Energy Partners recently received FERC approval to convert the Pony Express Pipeline, which delivers to the Deeprock facility, to crude service. The project scope has been increased to include a total of nine (six new and three existing), 250,000-barrel storage tanks and two new pipelines with connectivity to five Cushing area destinations. Following completion, the terminal will handle up to 350,000 bpd. KMP owns 51 percent of the joint venture project and will contribute $26 million of the approximately $52 million project.

•
In August, KMP completed and commissioned for service a petcoke terminal at BP’s Whiting Refinery in Hammond, Ind. The terminal, supported by a 20-year contract with BP, is expected to handle approximately 2.2 million tons of petcoke for the first three years. KMP invested approximately $62 million in the facility, which includes nine conveyors, a 30,000-ton storage barn and a fleet of 190 railcars to move approximately 6,000 tons of petcoke per day.

•
Construction is complete on two of the 10 tanks being built during phase one of the approximately 3.6 million barrel expansion at KMP’s Edmonton Terminal in Strathcona County, Alberta. The remaining tanks will come online through February 2014. Construction continues on phase two of the expansion which consists of adding an incremental 1.2 million barrels of storage capacity. KMP expects to complete phase two in late 2014. The approximately $438 million project is supported by long-term contracts with major producers and refiners. When completed, total storage capacity at the Edmonton facility will be approximately 9.5 million barrels, including the existing Trans Mountain system facility and the North 40 merchant terminal.

•
KMP has entered into a 50-50 joint venture with Keyera Corp. to build a crude oil rail loading facility in Edmonton, Alberta, called the Alberta Crude Terminal. When complete, the Alberta Crude Terminal will be able to accept crude oil streams handled at Kinder Morgan’s North 40 Terminal for loading and delivery via rail to refineries anywhere in North America. The terminal, which will be operated by Keyera, will have 20 loading spots capable of loading approximately 40,000 bpd of crude oil into tank cars and will be served by both Canadian National Railway and Canadian Pacific Railway. KMP will invest

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approximately $33 million for its share of the project, which is expected to be in service in the third quarter of 2014.

•
In August, the Phase 1 expansion of KMP’s IMT facility was completed. The nearly $83 million project added approximately 800,000 tons of ground storage to the terminal, which is jointly owned with AEP. The operational in-service date also marked the commencement of two long-term coal handling agreements that supported the capital project.

Kinder Morgan Canada

•
KMP received approval of commercial terms from the National Energy Board (NEB) in the second quarter for its proposed expansion of the Trans Mountain pipeline system. The $5.4 billion investment will increase capacity on the pipeline to 890,000 bpd. The expansion will complete the twinning of the existing Trans Mountain pipeline system from Strathcona County, Alberta, to Burnaby, British Columbia. A detailed project description was filed with the NEB in May, after which the NEB established the issues to be considered in the proceeding and the process for intervention. Trans Mountain plans to file the Facilities Application with the NEB in December of 2013 for authorization to build and operate the necessary facilities for the proposed expansion. The application will include the environmental, socio-economic, First Nations consultations, landowner and public consultation, and engineering components, and initiate a comprehensive regulatory and public review process. If approvals are received as planned, the expansion is expected to be operational in late 2017.

Financings

•
KMP and KMR sold common units and shares valued at approximately $259 million under their at-the-market programs during the third quarter, bringing the total to approximately $844 million for the year. KMP also issued $1.75 billion in senior notes in July.

Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.35 dividend ($5.40 annualized) payable on Nov. 14, 2013, to shareholders of record as of Oct. 31, 2013. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates more than 54,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates more

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than 82,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to the unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor (additional equity investees).
Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due

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to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our business segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give

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KMP – 3Q Earnings	Page 14

no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS

Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Revenues	$3,279	$2,497	$8,957	$6,355

Costs, expenses and other
Operating expenses	1,887	1,301	5,073	3,194
Depreciation, depletion and amortization	377	319	1,062	834
General and administrative	136	146	433	424
Taxes, other than income taxes	71	70	220	179
Other expense (income)	(59)	(8)	(83)	(28)
	2,412	1,828	6,705	4,603
Operating income	867	669	2,252	1,752

Other income (expense)
Earnings from equity investments	68	74	225	207
Amortization of excess cost of equity investments	(3)	(1)	(7)	(5)
Interest, net	(219)	(194)	(632)	(485)
(Loss) gain on sale of investments in Express	(1)	—	224	—
Gain on remeasurement of net assets to fair value	—	—	558	—
Other, net	5	6	28	16

Income before income taxes	717	554	2,648	1,485

Income taxes	(20)	(15)	(147)	(49)

Income from continuing operations	697	539	2,501	1,436

Income from discontinued operations	—	47	—	145
Loss on remeasurement of discontinued operations to fair value	—	(178)	(2)	(827)
Loss from discontinued operations	—	(131)	(2)	(682)

Net income	697	408	2,499	754

Net income attributable to Noncontrolling Interests	(8)	(3)	(27)	(11)

Net income attributable to KMP	$689	$405	$2,472	$743

Calculation of Limited Partners’ interest in net income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$689	$535	$2,474	$1,418
Less: Pre-acquisition earnings and severance allocated to General Partner	2	(62)	(11)	(41)
Less: General Partner's remaining interest	(436)	(367)	(1,260)	(1,024)
Limited Partners' interest	255	106	1,203	353
Add: Limited Partners' interest in discontinued operations	—	(128)	(2)	(668)
Limited Partners' interest in net income	$255	$(22)	$1,201	$(315)

Limited Partners' net income (loss) per unit:
Income from continuing operations	$0.59	$0.30	$2.95	$1.02
Loss from discontinued operations	$—	$(0.36)	$(0.01)	$(1.93)
Net income (loss)	$0.59	$(0.06)	$2.94	$(0.91)
Weighted average units outstanding	435	356	408	345

Declared distribution / unit	$1.35	$1.26	$3.97	$3.69

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Segment earnings before DD&A and amortization of excess investments
Natural Gas Pipelines	$635	$490	$2,315	$1,001
CO2	340	327	1,040	988
Products Pipelines	202	150	399	492
Terminals	217	183	610	565
Kinder Morgan Canada	43	56	286	158
	$1,437	$1,206	$4,650	$3,204

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Segment earnings before DD&A and amortization of excess investments (1)
Natural Gas Pipelines (2)	$608	$383	$1,671	$900
CO2	349	332	1,040	989
Products Pipelines	202	185	581	527
Terminals	199	184	577	554
Kinder Morgan Canada	44	56	146	158
Total	$1,402	$1,140	$4,015	$3,128

Segment DD&A and amortization of excess investments
Natural Gas Pipelines (3)	$157	$72	$397	$166
CO2	122	110	356	326
Products Pipelines	34	32	100	90
Terminals	53	51	156	153
Kinder Morgan Canada	14	14	41	42
Total	$380	$279	$1,050	$777

Segment earnings contribution
Natural Gas Pipelines (1) (3)	$451	$311	$1,274	$734
CO2 (1)	227	222	684	663
Products Pipelines (1)	168	153	481	437
Terminals (1)	146	133	421	401
Kinder Morgan Canada (1)	30	42	105	116
General and administrative (1) (4)	(137)	(115)	(394)	(324)
Interest, net (1) (5)	(221)	(172)	(625)	(452)
Net income before certain items	664	574	1,946	1,575
Certain items
Gain (loss) on remeasurement of net assets to fair value	—	(178)	558	(827)
Acquisition costs (6)	(1)	(3)	(33)	(3)
Legal and environmental reserves (7)	—	(43)	(177)	(43)
Drop down asset groups' pre-acquisition earnings (8)	—	61	19	40
Mark to market, ineffectiveness, and amortization of certain hedges (9)	(18)	(5)	(10)	(8)
Insurance deductible, casualty losses and reimbursements (10)	19	(2)	33	10
Gain (loss) on sale of assets, net of income tax expense	35	8	169	15
Severance (11)	(2)	(4)	(8)	(4)
Other (12)	—	—	2	(1)
Sub-total certain items	33	(166)	553	(821)
Net income	$697	$408	$2,499	$754
Less: Pre-acquisition earnings and severance allocated to General Partner	2	(62)	(11)	(41)
Less: General Partner's remaining interest in net income (13)	(436)	(365)	(1,260)	(1,017)
Less: Noncontrolling Interests in net income	(8)	(3)	(27)	(11)
Limited Partners’ net income (loss)	$255	$(22)	$1,201	$(315)

Net income before certain items	$664	$574	$1,946	$1,575
Less: Noncontrolling Interest before certain items	(8)	(5)	(22)	(16)
Net income attributable to KMP before certain items	656	569	1,924	1,559
Less: General Partner’s interest in net income before certain items (13)	(436)	(367)	(1,255)	(1,025)
Limited Partners’ net income before certain items	220	202	669	534
Depreciation, depletion and amortization (14)	400	331	1,117	913
Book (cash) taxes - net	22	—	34	7
Express & Endeavor contribution	4	—	(1)	3
Sustaining capital expenditures (15)	(92)	(78)	(210)	(174)
DCF before certain items	$554	$455	$1,609	$1,283

Net income / unit before certain items	$0.51	$0.57	$1.64	$1.55
DCF / unit before certain items	$1.27	$1.28	$3.94	$3.72
Weighted average units outstanding	435	356	408	345

Notes ($ million):

(1)	Excludes certain items:
3Q 2012 - Natural Gas Pipelines $154, CO2 $(5), Products Pipelines $(35), Terminals $(1), general and administrative expense $(33), interest expense $(27).
YTD 2012 - Natural Gas Pipelines $253, CO2 $(1), Products Pipelines $(35), Terminals $11, general and administrative expense $(107), interest expense $(46).
3Q 2013 - Natural Gas Pipelines $27, CO2 $(9), Terminals $18, Kinder Morgan Canada $(1), general and administrative expense $(3), interest $1.
YTD 2013 - Natural Gas Pipelines $644, Products Pipelines $(182), Terminals $33, Kinder Morgan Canada $140, general and administrative expense $(49), interest $(12).

(2)	Includes $47 in 3Q and $152 in YTD 2012 related to assets classified for GAAP purposes as discontinued operations.

(3)
Includes $7 in YTD 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations. Excludes $41 in 3Q and $69 in YTD 2012 and $19 in YTD 2013 of DD&A expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(4)
General and administrative expense includes income tax that is not allocable to the segments: 3Q 2012 - $2, YTD 2012 - $7, 3Q 2013 - $4, YTD 2013 - $10. Excludes $28 in 3Q and $101 in YTD 2012 and $9 in YTD 2013 of G&A expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(5)
Interest expense excludes interest income that is allocable to the segments: 3Q 2012 - $5, YTD 2012 - $13, 3Q 2013 - $1, YTD 2013 - $5. Excludes $26 in 3Q and $45 in YTD 2012 and $15 in YTD 2013 of interest expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(6)	Acquisition expense items related to closed acquisitions.

(7)	Legal reserve adjustments related to the rate case and other litigation and environmental matters of west coast Products Pipelines.

(8)	Earnings from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013.

(9)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.

(10)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.

(11)	Drop-down asset groups severance expense allocated to the General Partner.

(12)	Amortization of debt fair value adjustments related to purchase accounting, Terminals severance, and certain Terminals asset removal expenses.

(13)
General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $6 in 3Q 2012, $19 in YTD 2012, and $4 in YTD 2013, and a reduction for the Copano acquisition GP incentive giveback of $25 in 3Q and $50 in YTD 2013.

(14)	Includes Kinder Morgan Energy Partner's (KMP) share of equity investees' DD&A: 3Q 2012 - $52, YTD 2012 - $136, 3Q 2013 - $20, and YTD 2013 - $67.

(15)	Includes KMP share of equity investees' sustaining capital expenditures: 3Q 2012 - $8, YTD 2012 - $13, 3Q 2013 - $1, and YTD 2013 - $2.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Natural Gas Pipelines
Transport Volumes (Bcf) (1) (2)	1,412.2	1,498.3	4,324.2	4,386.5
Sales Volumes (Bcf) (3)	230.9	228.7	663.0	657.2
Gathering Volumes (Bbtu/d) (2) (4)	3,029.4	2,987.1	2,993.5	3,008.5

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.2	1.2	1.2	1.2
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	29.6	30.0	30.1	28.4
Sacroc Oil Production - Net (MBbl/d) (7)	24.6	25.0	25.1	23.7
Yates Oil Production - Gross (MBbl/d) (6)	20.3	20.6	20.5	20.9
Yates Oil Production - Net (MBbl/d) (7)	9.0	9.3	9.1	9.3
Katz Oil Production - Gross (MBbl/d) (6)	2.7	1.8	2.4	1.7
Katz Oil Production - Net (MBbl/d) (7)	2.2	1.5	2.0	1.4
Goldsmith Oil Production - Gross (MBbl/d) (6)	1.3	—	0.6	—
Goldsmith Oil Production - Net (MBbl/d) (7)	1.1	—	0.5	—
NGL Sales Volumes (MBbl/d) (8)	9.6	9.3	9.8	9.3
Realized Weighted Average Oil Price per Bbl (9) (10)	$95.82	$88.64	$92.35	$88.39
Realized Weighted Average NGL Price per Bbl (10)	$46.72	$44.27	$45.81	$51.53

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (11)	72.8	68.4	205.3	201.4
Diesel	27.9	27.4	80.2	78.5
Jet Fuel	21.6	21.7	63.7	65.5
Sub-Total Refined Product Volumes - excl. Plantation	122.3	117.5	349.2	345.4
Plantation (MMBbl) (12)
Gasoline	36.4	29.7	107.3	91.5
Diesel	8.8	8.9	26.1	27.2
Jet Fuel	5.8	6.6	18.6	18.5
Sub-Total Refined Product Volumes - Plantation	51.0	45.2	152.0	137.2
Parkway (MMBbl) (12)
Gasoline	—	—	—	—
Diesel	0.2	—	0.2	—
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	0.2	—	0.2	—
Total (MMBbl)
Gasoline (11)	109.2	98.1	312.6	292.9
Diesel	36.9	36.3	106.5	105.7
Jet Fuel	27.4	28.3	82.3	84.0
Total Refined Product Volumes	173.5	162.7	501.4	482.6
NGLs (13)	8.9	8.5	26.7	23.1
Condensate (14)	4.4	—	9.0	—
Total Delivery Volumes (MMBbl)	186.8	171.2	537.1	505.7
Ethanol (MMBbl) (15)	10.2	8.9	28.6	24.1

Terminals
Liquids Leasable Capacity (MMBbl)	62.6	60.2	62.6	60.2
Liquids Utilization %	95.2%	92.9%	95.2%	92.9%
Bulk Transload Tonnage (MMtons) (16)	23.7	23.7	68.1	74.4
Ethanol (MMBbl)	15.9	15.7	46.7	49.9

Trans Mountain (MMBbls - mainline throughput)	24.0	28.1	77.6	79.9
____________

Notes:

(1)	Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP (100%), KMLA, FEP (100%), TGP, and EPNG pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.

(3)	Includes Texas Intrastates and KMNTP.

(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, and Red Cedar throughput volumes. Joint Venture throughput reported at KMP share.

(5)	Includes McElmo Dome and Doe Canyon sales volumes.

(6)	Represents 100% production from the field.

(7)	Represents KMP's net share of the production from the field.

(8)	Net to KMP.

(9)	Includes all KMP crude oil properties.

(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(11)	Gasoline volumes include ethanol pipeline volumes.

(12)	Plantation and Parkway reported at 100%.

(13)	Includes Cochin and Cypress (100%).

(14)	Includes KMCC and Double Eagle (100%).

(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(16)	Includes KMP's share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2013	December 31, 2012 (1)
ASSETS
Cash and cash equivalents	$534	$529
Other current assets	1,822	1,848
Property, plant and equipment, net	26,742	22,330
Investments	2,207	1,864
Goodwill, deferred charges and other assets	10,660	8,405
TOTAL ASSETS	$41,965	$34,976

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$702	$1,155
Other current liabilities	2,737	2,092
Long-term debt	18,910	15,907
Debt fair value adjustments	1,332	1,698
Other	1,263	1,362
Total liabilities	24,944	22,214

Partners’ capital
Accumulated other comprehensive income	71	168
Other partners’ capital	16,552	12,327
Total KMP partners’ capital	16,623	12,495
Noncontrolling interests	398	267
Total partners’ capital	17,021	12,762
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$41,965	$34,976

Total Debt, net of cash and cash equivalents, and excluding the debt fair value adjustments	$19,078	$16,533

Segment earnings before DD&A and certain items	$5,378	$4,560
G&A	(502)	(432)
Income taxes	63	40
EBITDA (2) (3)	$4,939	$4,168

Debt to EBITDA (4)	3.9	4.0

____________
Notes:

(1)	December 2012 balance sheet recast to reflect the transfer of assets among entities under common control.

(2)	EBITDA includes add back of KMP's share of equity investees' DD&A.

(3)	EBITDA is last twelve months.

(4)	Actual December 2012 Debt to EBITDA as reported prior to the recast of assets under common control was 3.7.